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As filed with the Securities and Exchange Commission on June 21, 2005

Registration No. 333-123871

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	IRS EMPLOYER IDENTIFICATION NUMBER
Reddy Ice Holdings, Inc.	Delaware	56-2381368

2097
(Primary Standard Industrial Classification Code Number)

8750 North Central Expressway
Suite 1800
Dallas, Texas 75231
(214) 526-6740

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven J. Janusek
Chief Financial Officer
Reddy Ice Holdings, Inc.
8750 North Central Expressway
Suite 1800
Dallas, Texas 75231
(214) 526-6740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Roger Meltzer, Esq.
John Papachristos, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

10 1/2% Senior Discount Notes due 2012 of Reddy Ice Holdings, Inc.	$151,000,000	100%	$151,000,000	$17,772.70

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act.
(2)
Previously paid.

        The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this Amendment No. 2 is to file certain exhibits to the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms Part I of this Registration Statement and, accordingly, such prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action described in this paragraph, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. The registrant's Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

        The Registrant's By-Laws (the "By-Laws") provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person.

The Registrant shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

        Section 145 of the Delaware General Corporation Law further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

        The By-Laws provide that Registrant may, in its discretion, pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the By-Laws or otherwise.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        See Exhibit Index beginning on page II-5 of this registration statement.

(b)
Financial Statement Schedules

        All schedules have been omitted because the information required to be set forth in schedules is not applicable or is shown in the consolidated financial statements, including the notes thereto.

Item 22. Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 21, 2005.

REDDY ICE HOLDINGS, INC.
By:	/s/ WILLIAM P. BRICK Name: William P. Brick Title: Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

Signature	Title

/s/ WILLIAM P. BRICK William P. Brick	Chairman of the Board of Directors and Chief Executive Officer
* Jimmy C. Weaver	President, Chief Operating Officer and Director
* Steven J. Janusek	Executive Vice President, Chief Financial Officer and Secretary
* Beth L. Bronner	Director
* Philip M. Carpenter III	Director
* Robert J. Fioretti	Director
* Andrew R. Heyer	Director

* David E. King	Director
* Douglas R. Korn	Director
* Tracy L. Noll	Director
* William P. Phoenix	Director
*By:	/s/ WILLIAM P. BRICK William P. Brick as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger Among CAC Holdings Corp., Cube Acquisition Corp. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), dated as of May 12, 2003. (Exhibit 2.1)(1)
2.2	Stock Purchase Agreement by and among Reddy Ice Corporation, Triangle Ice Co., Inc., and the Shareholders of Triangle Ice Co., Inc., dated November 5, 2003. (Exhibit 2.2)(3)
3.1	Certificate of Incorporation of CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.), dated May 8, 2003. (Exhibit 3.1)(3)
3.2	By-Laws of Reddy Ice Holdings, Inc. (Exhibit 3.2)(3)
4.1	Reddy Ice Holdings, Inc. Shareholders Agreement, dated August 14, 2003. (Exhibit 9.1)(3)
4.2
Indenture of 8 7/8% Senior Subordinated Notes due 2011 among Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.), CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.) and U.S. Bank National Association, dated as of July 31, 2003. (Exhibit 4.3)(3)
4.3
Form of Supplemental Indenture of 8 7/8% Senior Subordinated Notes due 2011 among Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.), CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.) and U.S. Bank National Association. (Exhibit 4.4)(3)
4.4	Indenture of 10 1/2% Senior Discount Notes due 2012 between Reddy Ice Holdings, Inc. and U.S. Bank National Association, dated October 27, 2004. (Exhibit 4.2)(6)
5.1	Legal Opinion of Cahill Gordon & Reindel LLP (Exhibit 5.1)(9)
9.1	Reddy Ice Holdings, Inc. Shareholders Agreement, dated August 14, 2003. (Exhibit 9.1)(3)
10.1	Reddy Ice Holdings, Inc. 2003 Stock Option Plan, dated August 15, 2003. (Exhibit 10.1)(3)
10.2	Form of Indemnification Agreement between Officers of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003. (Exhibit 10.2)(3)
10.3	Form of Indemnification Agreement between Officers of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003. (Exhibit 10.3)(3)
10.4	Form of Indemnification Agreement between Directors of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003. (Exhibit 10.4)(3)
10.5	Form of Indemnification Agreement between Directors of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003. (Exhibit 10.5)(3)
10.6	Monitoring and Management Services Agreement, dated August 15, 2003. (Exhibit 10.6)(3)
10.7
Dealer Manager and Consent Solicitation Agreement among Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp., dated July 2, 2003. (Exhibit 10.2)(2)
10.8	Investor Subscription Agreement, dated as of May 12, 2003. (Exhibit 10.8)(3)
10.9	Amendment No. 1 to the Investor Subscription Agreement, dated as of August 14, 2003. (Exhibit 10.9)(3)

10.10	Manager's Subscription Agreement, dated as of August 14, 2003. (Exhibit 10.10)(3)
10.11	Form of Reddy Ice Holdings, Inc. Stock Option Agreement, dated August 14, 2003. (Exhibit 10.11)(3)
10.12	Form of Amendment No. 1 to Reddy Ice Holdings, Inc. Stock Option Agreement of August 14, 2003, dated as of November 7, 2003. (Exhibit 10.12)(3)
10.13	Employment Agreement of William P. Brick, dated August 14, 2003. (Exhibit 10.13)(3)
10.14	Employment Agreement of Jimmy C. Weaver, dated August 14, 2003. (Exhibit 10.14)(3)
10.15	Employment Agreement of Steven J. Janusek, dated August 14, 2003. (Exhibit 10.15)(3)
10.16	Employment Agreement of Ben D. Key, dated August 14, 2003. (Exhibit 10.16)(3)
10.17	Employment Agreement of Tommy L. Dann, dated August 14, 2003. (Exhibit 10.17)(3)
10.18	Employment Agreement of Graham D. Davis, dated August 14, 2003. (Exhibit 10.18)(3)
10.19	Employment Agreement of Joseph A. Geloso, dated August 14, 2003. (Exhibit 10.19)(3)
10.20	Employment Agreement of Mark A. Steffek, dated August 14, 2003. (Exhibit 10.20)(3)
10.21	Employment Agreement of Raymond D. Booth, dated August 14, 2003. (Exhibit 10.21)(3)
10.22	Triangle Subscription Agreement, dated as of November 3, 2003. (Exhibit 10.22)(3)
10.23	Purchase Agreement among Reddy Ice Holdings, Inc., Credit Suisse First Boston LLC, CIBC World Markets Corp. and Bear, Stearns & Co. Inc., dated October 27, 2004. (Exhibit 10.1)(6)
10.24	Registration Rights Agreement among Reddy Ice Holdings, Inc., Credit Suisse First Boston LLC, CIBC World Markets Corp. and Bear, Stearns & Co. Inc., dated October 27, 2004. (Exhibit 10.2)(6)
10.25
Credit Agreement among Reddy Ice Group, Inc., Various Financial Institutions and Other Persons from Time to Time Parties Hereto, Credit Suisse First Boston, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending Inc., dated as of August 15, 2003. (Exhibit 4.1)(3)
10.26	First Amendment to Credit Agreement among Reddy Ice Group, Inc. and certain of the Lenders, dated as of October 17, 2003. (Exhibit 4.2)(3)
10.27	Second Amendment to Credit Agreement among Reddy Ice Group, Inc. and certain of the Lenders, dated as of February 20, 2004. (Exhibit 4.1)(4)
10.28
Third Amendment to Credit Agreement and First Amendment to Parent Guaranty and Pledge Agreement among Reddy Ice Group, Inc., Reddy Ice Holdings, Inc., Credit Suisse First Boston, acting through its Cayman Islands branch, as Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. as the Co-Syndication Agents and certain of the Lenders, dated as of October 22, 2004. (Exhibit 4.1)(6)
10.29	Dealer Manager and Consent Solicitation Agreement between Reddy Ice Group, Inc. and Credit Suisse First Boston LLC dated as of March 22, 2005. (Exhibit 10.25)(8)

12.1	Statement re Computation of Ratios of Earnings to Fixed Changes.†
21.1	List of subsidiaries. (Exhibit 21.1)(7)
23.1	Consent of Deloitte & Touche LLP, dated June 8, 2005.(10)
23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (Exhibit 24.1)(9)
25.1	Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association as Trustee under the Indenture. (Exhibit 25.1)(9)
99.1	Form of Letter of Transmittal.†
99.2	Form of Notice of Guaranteed Delivery.†
99.3	Form of Letter to Clients.†
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.†

†
Filed herewith.

(1)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 8-K filed with the Commission on May 14, 2003 and incorporated herein by reference.

(2)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 10-Q filed with the Commission on June 30, 2003 and incorporated herein by reference.

(3)
Filed as an Exhibit to our Form S-4 filed with the Commission on November 13, 2003 and incorporated herein by reference.

(4)
Filed as an Exhibit to our Form 8-K filed with the Commission on March 3, 2004 and incorporated herein by reference.

(5)
Filed as an Exhibit to our Form 10-K filed with the Commission on March 22, 2004 and incorporated herein by reference.

(6)
Filed as an Exhibit to our Form 8-K filed with the Commission on October 27, 2004 and incorporated herein by reference.

(7)
Filed as an Exhibit to our Form S-1 filed with the Commission on February 11, 2005 and incorporated herein by reference.

(8)
Filed as an Exhibit to our Form 10-K filed with the Commission on March 31, 2005 and incorporated herein by reference.

(9)
Filed as an Exhibit to our Form S-4 filed with the Commission on April 6, 2005 and incorporated by reference herein.

(10)
Filed as an Exhibit to our Amendment No. 1 to Form S-4 filed with the Commission on June 8, 2005 and incorporated by reference herein.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX